Exhibit 99.1

Wally World Subsidiary, Vape Shop Holdings Forms Technology and Equity Joint Venture with Vapir, Inc., a Leading Digital Vaporizer Manufacturer for the Medical Marijuana Industry.

To Jointly Develop and Market Technology Platforms for the Legal Cannabis Industry
Vape Shop Holdings to Receive Equity Stake in Vapir, Inc.

New Brunswick, NJ (April 22, 2014) – Wally World Media, Inc. (OTCQB: WLYW) announced today that through its subsidiary, Vape Shop Holdings, it has signed a joint venture agreement with Vapir, Inc., a leading manufacturer and distributor of electronic vaporizers.  Vapir, Inc., also is the holder of several patents going back to 1998 covering vaporizer technology.   Under terms of the agreement Vape Shop Holdings, Inc. will make available its technology platforms and other expertise to Vapir, and in return will receive 1.5 million shares of common stock of Vapir Inc. and warrants for another 1.5 million shares.  More information about Vapir can be found at http://www.Vapir.com

According to Darin Myman, CEO of Wally World Media, “This joint venture allows us to bring the technology platforms we are developing for the legal cannabis industry together with a company that has an established foothold in the industry. Both of our companies are very excited by the opportunities this partnership has created for us. Not only is Vapir a leading developer of vaporizer technology, we believe the company’s Intellectual property is extremely valuable.”

About Wally World Media
Wally World Media, Inc. (OTCQB: WLYW), is a developer of mobile technology platforms for digital media, entertainment and the legal cannabis industry. The company is the developer of the patent pending reshoot mobile video platform to easily create, edit and share high-quality digital content. For more information please visit: www.wallyworld.com.

About Vapir, Inc.
Established in 1997, Vapir has become the premier manufacturer of state-of-the-art and easy to use digital aromatherapy devices.  They have designed some of the most popular and functional digital vaporizers to date. These include the NO2, One 5.0, Oxygen Mini and the Vapir Classic.  The new Vapir Rise solidifies their position as the leader in digital vaporizer technology.

Forward-Looking Statement for Wally World Media, Inc.

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Wally World Media, Inc. undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.